Exhibit 10.15

MEDICAL DIRECTOR AGREEMENT

THIS MEDICAL DIRECTOR AGREEMENT (this “Agreement”) is entered into this 28th day of January, 2011 (the “Effective Date”), by and between WhiteGlove House Call Health, Inc., a Texas corporation (“Company”), and Kurt Berneburg, D.O. (“Physician”)

RECITALS:

WHEREAS, Company has entered into previous Medical Oversight and Supervisor Agreements with the Physician and the parties agree that that all such agreements will terminate as of the Effective Date of this Agreement;

WHEREAS, Company provides healthcare services to individuals in their homes and offices through licensed nurse practitioners;

WHEREAS, Company desires to engage Physician to provide medical director services, including appropriate supervision of nurse practitioners;

WHEREAS, Physician, who is duly licensed in the State of Texas and qualified to provide the medical director services, desires to serve in the position of medical director of Company in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants entered into and other good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree to the following terms and conditions:

1.	Scope of Services

1.1	Company hereby engages and retains Physician to provide the Services (defined below) described herein.

1.2	Physician hereby accepts such engagement and agrees to provide the Services described herein. Physician shall provide the Services in a professional manner.

2.	Responsibilities of Company

2.1	Company shall furnish Physician with reasonable administrative support to accomplish his duties and responsibilities under this Agreement, but not in support of Physician’s activities beyond the scope of this Agreement.

2.2	Company shall periodically evaluate Physician’s performance under this Agreement.

3.	Responsibilities of Physician

3.1	Physician is hereby retained to work for the Company and agrees to devote such time, energy and skill as his duties hereunder shall require.

3.2	Physician shall be responsible for overall supervision of healthcare services to Company’s patients (the “Services”). Physician agrees to perform such duties as are customarily performed by persons acting in a similar capacity and/or such duties as may be assigned by the Company. Physician shall devote such time as is necessary and his best efforts to the performance of his duties and the furtherance of the interests of the Company.

3.3	Records and Reports. As part of the Services, Physician shall also maintain such records and furnish such reports of Services as may be requested by Company. Physician shall submit to Company monthly reports of Services provided by Physician pursuant to this Agreement.

3.4	Qualifications of Physician.

3.4.1	Licenses/Permits. Physician at all times during the term of this Agreement shall: (1) possess an active license in good standing to practice medicine in Texas (2) possess active unrestricted federal and state DEA registration.

3.4.2	Compliance With Laws, Regulations and Standards. Physician shall comply with the standards and requirements of all applicable federal, state, local and other laws, rules and regulations governing the Services, applicable professional standards and all applicable Company policies and procedures, including Company’s compliance program.

3.5	Managed Care Contracts. Physician hereby agrees to participate in all relationships established by or maintained by Company with institutional health care providers and third-party payors. Physician hereby agrees and acknowledges that he may not negotiate or enter into any relationship with institutional health care providers and third-party payors under the name of Company. Any attempt to do so shall be null and void.

3.6

Independent Contractor Status. It is the express intention of the parties that Physician is an independent contractor. Nothing in this Agreement shall in any way be construed to indicate that Physician is an employee of the Company. Physician will be expected and required to use his unique background, training, and skills to carry out his duties. Physician will have the discretion to determine the method, means, and location of performing his duties, and the Company has no right to and will not control or determine the method, means, or place of the performance of Physician’s duties, except as otherwise explicitly set forth in this

Agreement. As an independent contractor, Physician shall not be eligible to participate in any employee benefit plan, including but not limited to health, disability, life insurance or retirement contribution. Company may provide for its employees. Physician shall also be responsible for payment of all licensing fees, professional dues, publications, subscriptions, and related professional expenses.

3.7	Professional Judgment. Physician is to utilize his independent professional judgment in the care and treatment of patients, consistent with the policies and procedures of Company

4.	Representations and Warranties

4.1	Physician represents and warrants that:

4.1.1	Physician has never had his license or right to practice medicine in Texas or any other state, or his clinical privileges at any hospital or health care facility, suspended, revoked, or limited in any way, nor has he ever surrendered his license or clinical privileges under threat of any such suspension, revocation or limitation.

4.1.2	Physician is not currently and has not been suspended from participation in or subject to any type of criminal or civil sanction, fine, civil money penalty, exclusion or other penalty by any private or public health insurance program, including Medicare, Medicaid or any other federal or state health insurance program.

4.1.3	There are no proceedings pending or threatened against Physician relating to his license or right to practice medicine in Texas or any other state, his clinical privileges at any hospital or other health care facility, or any professional services provided by Physician.

5.	Compensation

5.1	Payment to Physician for Patient Services. As sole consideration for the Services provided hereunder, during the term of this Agreement, Company will pay Physician a fee of $21,666.67 per month, paid bi-weekly, commencing on February 8, 2011. The parties acknowledge and agree that the compensation to be paid hereunder is fair market value for the Services. Physician shall have the opportunity to earn up to an additional $65,000.00 in annual bonuses based on the successful and timely accomplishment of quarterly management objectives (MBO) targets. Said bonuses will be earned and paid quarterly (maximum of $16,250.00 per quarter) and subject to Physician successfully accomplishing the MBOs.

5.2

In addition to Physician’s compensation and so long as this Agreement is not terminated, 75,000 Non-qualified Incentive Stock Options (the “Option Shares”) will be granted to Physician under the Company’s Stock

Option Plan, subject to Board approval at an option price to be determined by the Board at time of grant. The Option Shares shall initially be unvested and subject to repurchase by the Company at the lower of (i) the Exercise Price paid per share or (ii) the Fair Market Value per share at the time of Physician’s cessation of Service. Physician shall acquire a vested interest in, and the Company’s repurchase right shall accordingly lapse over, a four (4) year vesting period as follows: (y) one-fourth (1/4th) of the Option Shares twelve (12) months after the option grant date and (z) an additional one thirty-sixth (1/3 6th) of the Option Shares each calendar month thereafter. The Option shall not become exercisable for any additional Option Shares following the Physician’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with Physician.

Nothing in this Agreement shall affect any Option Shares granted and/or the vesting of those shares under prior agreements. Specifically, Physician shall retain any Option Shares that have vested in accordance with Section 5.1.2 of the Medical Oversight and Supervisor Agreements between Physician and Company dated October 13, 2009 and October 1, 2010 (“Prior Agreements”), and the granted shares shall continue to vest in accordance with the schedules set forth in the Prior Agreements. The Option Shares set forth in Section 5.3 above shall be in addition to any Option Shares vested under the Prior Agreements.

5.3	Billing Functions.

5.3.1	Company shall have the exclusive right to bill, collect and retain all fees for medical services rendered by Physician under this Agreement (“Professional Fees”). Company shall determine the amounts of the Professional Fees to be charged in consultation with Physician for Physician’s medical services under this Agreement. Company may, at its discretion, assign or delegate these rights to its affiliates or entities under contract with Company. In the event Physician receives any Professional Fees directly, he promptly shall deliver such Professional Fees to Company.

5.3.2	The compensation payable to Physician pursuant to Sections 5.1 and 5.2 is and shall be during the term of this Agreement Physician’s sole compensation for all his Services.

5.3.3	Physician shall comply with those provisions of the law which affect Company’s and Physician’s reimbursement for professional services. Because Physician provides charting services to support reimbursement of claims, Physician agrees to document services rendered in a lawful, complete and adequate fashion so as to support proper coding of claims.

6.	Insurance

6.1	The Company shall maintain comprehensive professional and general liability insurance at levels required by law, but not less than $1 million per occurrence and $3 million in the aggregate, that will cover Physician for services rendered on behalf of the Company.

7.	Term And Termination

7.1	The initial term of this Agreement shall be one year beginning with the Effective Date, and this Agreement shall automatically renew for additional one-year terms, unless sooner terminated as provided in this Section of the Agreement.

7.2	This Agreement may be terminated as follows:

7.2.1	Voluntary Termination. Company may terminate this Agreement at any time upon thirty (30) days’ prior written notice and the Physician may terminate this Agreement with a ninety (90) day written notice following any twelve (12) month term (e.g. 15 months).

7.2.2	Termination for Breach with Notice and Opportunity to Cure. Either party may terminate this Agreement due to a material breach of any term of this Agreement by the other party upon written notice of such breach to the breaching party, and the failure of the breaching party to cure such breach within thirty (30) days after receiving such notice.

7.2.3	Immediate Termination for Cause. Notwithstanding any other provision in this Agreement, Company shall have a right to terminate this Agreement immediately for “Cause” upon written notice to Physician. As used herein, “Cause” means the occurrence of any one of the following:

a.	The suspension, revocation or limitation of Physician’s license to practice medicine;

b.	The loss or suspension of Physician’s federal or state registrations to prescribe and dispense controlled substances;

c.	A determination by Company, in its reasonable discretion, that Physician has committed professional misconduct;

d.	The death of Physician;

e.	The conviction of Physician, in any jurisdiction, of a felony or crime of moral turpitude;

f.	Physician sells his shares or otherwise ceases to be an owner of Company; or

g.	Physician becomes disabled or impaired to the extent that he is unable to perform the duties required under this Agreement.

7.2.4	In the event of a change in laws, regulations or the method or amount of reimbursement which materially adversely affects the economic benefit expected by either party under the terms this Agreement, a party, if it has been or will be materially adversely affected, shall have the right to request that the other party negotiate a modification to any of the terms of this Agreement to the extent and in the manner reasonably necessary to accommodate such governmental action and to preserve the economic benefits hereof. If the parties are unable to reach an agreement concerning modification of this Agreement within thirty (30) days, either party may immediately terminate this Agreement upon written notice to the other party.

7.2.5	In the event this Agreement is terminated pursuant to Section 7.2 of this Agreement, Physician shall be paid for all services performed through the termination date of the Agreement, along with the bonus amounts due, if any, pursuant to Section 5.1. Physician’s vesting or other rights to stock options shall be determined in accordance with the Stock Option Plan set forth in Section 5.3.

8.	General Provisions

8.1	Compliance with Policies. Physician shall comply with Company’s corporate compliance plan, and all service standards, clinical protocols, policies and procedures developed and implemented by the Company, as the same may be modified from time to time.

8.2	Modifications. No addition or modification to this Agreement is valid unless in writing and executed by the parties.

8.3	Governing Law. This Agreement has been executed and delivered in and shall be interpreted, construed, and enforced pursuant to and in accordance with laws of the State of Texas. The venue for any action, special proceeding, or other proceeding that may be brought or arise out of, in connection with, or by reason of this Agreement shall be in Travis County, Texas.

8.4	Severability. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable, the invalidity, illegality, or unenforceability shall not affect any other provision, and the Agreement shall be construed as though it had not contained the invalid, illegal, or unenforceable provision.

8.5	Waiver. Any failure by either party at any time to enforce or require the strict performance of any of the terms or conditions hereof shall not constitute a waiver of its rights and shall not affect or impair either party’s right to avail itself of the remedies available for subsequent breach of such terms or conditions.

8.6	Section Headings. Section headings are added solely to aid in the review of this Agreement and are not to be construed to affect the interpretation of this Agreement.

8.7	Assignment; Subcontracting. Physician shall not assign this Agreement nor his interest therein without the prior written consent of Company. Physician is prohibited from subcontracting for any portion of the Services without prior written approval of Company.

8.8	Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns, and shall be binding upon and inure to the benefit of Physician, his successors and permitted assigns.

8.9	Notice. Any notice required to be given under this Agreement shall be effective on the date of delivery if personally delivered, on the next business day if delivered by Federal Express or other equivalent overnight courier, or on the third business day after mailing, first-class, postage pre paid to: Company at 5300 Bee Caves Road, Building One, Suite 100, Austin, TX 78746 and Physician at 5300 Laguna Cliff Lane, Austin, TX, 78734.

8.10	Compliance with Laws. Physician covenants to comply with all local, state and federal laws, rules and regulations in his performance of his duties and obligations hereunder, including but not limited to obtaining and maintaining appropriate licenses, and maintaining the privacy, confidentiality and security of protected health information as required under federal and state laws and regulations.

8.11

Confidential Information. In order to assist Physician in the performance of this Agreement, Company may provide Physician with confidential information including, but not limited to, business plans, financials, customer information, trade secrets, trademarks, trade names, drawings, formulas, patterns, masks, models, devices, computer programs, secret inventions, processes, and compilations of information, records, and specifications which are owned by Company or available to Company under contracts or agreements with third parties (hereafter “Company Confidential Information”). Physician may learn, during the term of this Agreement, product or marketing strategies of Company or its customers or prospects, contractual relations between Company and its customers or prospects, product development schedules or announcement information, or related proprietary information which is confidential to Company or its clients and such information is also classified as “Company Confidential Information”. Physician shall use at least the same degree of care to protect and prevent unauthorized disclosure of any Company Confidential Information as he would use to protect and prevent unauthorized disclosures of his own proprietary information unless such information (a) was known to Physician prior to receipt of the information directly or indirectly from Company, or (b) is known or becomes known to Physician through no act or failure to act on the part of Physician or of any person under any obligation of confidentiality to Company, or (c) is known or becomes generally known or available to the public. Physician shall use Company Confidential Information only in the performance of this Agreement. No other use of Company Confidential Information, whether for Company’s benefit or for the benefit of others, is authorized. In no event is Physician authorized to disclose Company Confidential Information without the prior written approval of Company. The terms of this Section shall be binding during and subsequent to Termination Date for a period of two (2) years. This Section 8.12 shall survive the expiration or termination of this Agreement.

8.12	Property. All Company Confidential Information referred to in Section 8.12 and any other work produced by Company or any other work produced for Company by Physician alone or with others or any Company information that comes into the Physician’s possession shall remain the sole and exclusive property of Company and shall not be removed from Company’s premises without Company’s consent. Physician shall return to Company all such Company property obtained during the course of this Agreement when this Agreement terminates or at such earlier time as might be requested by Company. Company shall have the sole right to use, sell, license, publish, or otherwise disseminate or transfer rights in work prepared by Physician pursuant to the performance of this Agreement.

8.13

Inventions. All work produced pursuant to this Agreement, whether produced by Physician alone or with others, shall be considered work made for hire and the sole property of Company. Physician shall, during and subsequent to the term of this Agreement, communicate to Company all inventions, designs, improvements, processes, models or discoveries made or conceived in connection with any project or work assignment performed pursuant to this Agreement, whether conceived by Physician alone or with others. Physician shall assign to Company, without further consideration or compensation, all right, title, and interest in such inventions, designs, improvements, or discoveries. Physician shall also provide Company, at Company’s expense, all necessary assistance to obtain and maintain any and all notions, patents for these inventions, designs, improvements, or discoveries and vest Company with full and exclusive title to all patents. All inventions, designs, improvements, or discoveries covered by this Section shall be and remain the property of Company, whether or not patented.

8.14	Copyrights, Trademarks. All work produced pursuant to this Agreement, whether produced by Physician alone or with others, shall be considered work made for hire and the sole property of Company. Physician shall, during and subsequent to the term of this Agreement, assign to Company without further consideration all right, title, and interest in all trademarks and trade names and registration thereof, copyrights and registration, extensions, and renewals thereof on all such material, including any translations performed pursuant to this Agreement. All materials produced under this Agreement shall be and remain the exclusive property of Company whether or not registered.

8.15	Non-Compete and Non-Solicitation.

8.15.1	Physician agrees that during the term of this Agreement and for one (1) year after the termination date, Physician will not, without the Company’s express written consent: (i) directly or indirectly, for himself or on behalf of any other person, corporation, or entity, seek to employ, solicit, encourage, or attempt to induce to leave, any (A) current employee or consultant of Company, or (B) any person who, at any time during the three months prior to the termination date, was an employee or consultant of Company; (ii) solicit the business of any then current (at the time of the termination date) clients or customers (including parties which Company is engaged in business discussions) of Company relating, directly or indirectly, to the business of the company or competitive with the business of the Company, other than on behalf of Company, within a sixty (60) mile radius of any Company location where Physician actually performed services for Company; (iii) directly or indirectly acquire or hold any ownership or investment interest in or contract to provide administrative or executive services to any person or entity providing the same or similar services as Company or (iv) otherwise compete with Company directly or in conjunction with any other person or entity. Nothing in this non-competition provision shall prohibit Physician from engaging in the practice of medicine in a clinical, non-executive capacity in an office-based or hospital-based practice following the termination of this Agreement.

8.15.2	This non-competition provision shall in no way be construed to prevent Physician from continuing care or treatment to a specific patient or patients during the course of an acute illness even after the termination date or the end of the relationship with the Company. Moreover, nothing in this is intended to prevent the Physician from obtaining a list of the names of the patients that were seen by the Physician in the one year period preceding the date that this Agreement is terminated or that the Physician’s relationship with Company is terminated. Finally, this Section is not intended to restrict or otherwise limit access to medical records of patients cared for by the Physician upon presentation of a written authorization executed by the patient and in a form acceptable to Company along with payment of a reasonable fee for reproduction of such records as authorized by the Texas Medical Board under §159.008 of the Texas Occupations Code.

8.15.3	In the event of a breach of this non-competition provision, Physician understands and agrees that the Company would be irreparably injured and without adequate remedy of law. Therefore in an event of such a breach, the Company shall be entitled to enforce, in addition to any other remedies made available to it by law or equity, a temporary and/or permanent injunction and a decree for the specific performance of the terms of this section, without the necessity of realizing an actual or threatened harm, and without being required to furnish a bond or other security.

8.15.4	Physician may have an option to buyout the terms of this covenant of non-competition as allowed for under §15.50 of the Texas Business & Commerce Code. The price to be paid for buying out the terms of this covenant shall be $150,000.00, or at the option of either party, as determined by a mutually agreed upon arbitrator. The cost for obtaining the services of the arbitrator shall be the responsibility of both parties in equal amounts except that any attorneys’ fees caused by either party shall be the sole responsibility of the party who retained the counsel of the attorney.

8.16	Medical Records. Physician shall, in accordance with Company policies, cause to be promptly prepared records for all examinations, procedures and other services performed and shall maintain an accurate and complete file within Company of all such reports and supporting documents. The records so maintained shall be sufficient to enable Company to obtain payment for the services rendered, to facilitate the delivery of quality care, and to comply with the requirements of all licensing and accrediting agencies. Physician’s duties shall include responsibility for preparing and attending to, in connection with such services, all reports, claims, and correspondence necessary in appropriate circumstances. All medical records shall be completed consistent with accepted standards of medical practice within fifteen (15) days of the patient encounter.

8.17	Ownership. The ownership and right of control of all reports, records, and supporting documents prepared in connection with the operation of Company, whether prepared before or after the inception of Physician’s services under this Agreement, shall vest exclusively in Company. Copies of records relating to services furnished by Physicians shall be provided to Physician upon written request if accompanied by the written consent of the patient or the patient’s representatives executed in accordance with applicable law. Physician shall be responsible for the reasonable copying expenses that Company incurs with respect to the provision of any such records to Physician.

8.18	Physician Not an Employee. Physician shall not be treated as an employee of Company. Company shall not withhold taxes, social security, unemployment insurance, workers’ compensation, or any other withholding or payment established pursuant to any law or the requirements of any governmental body or make available to Physician any of the benefits afforded to employees of Company. All such payments, withholdings and benefits, if any, are the sole responsibility of Physician and Physician accepts responsibility for the payment of any such compensation for the performance of services rendered under this Agreement

8.19	Access to Books and Records. Upon the written request of the Secretary of Health and Human Services or the Comptroller General or any of their duly authorized representatives, Physician will make available those contracts, books, documents, and records necessary to verify the nature and extent of the costs of providing services under this Agreement. If Physician carries out any of the duties of this Agreement through a subcontract with a value of $10,000 or more over a twelve (12) month period with a related individual organization, Physician agrees to include this requirement in any such subcontract. This Section is included pursuant to and is governed by the requirements of 42 U.S.C. § 1395x(v)(l) and the regulations promulgated thereunder. No attorney-client, accountant-client, or other legal privilege will be deemed to have been waived by Company or Physician by virtue of this Agreement.

8.20	Intent. Notwithstanding any unanticipated effect of any of the provisions herein, neither party intends to violate the Medicare and Medicaid fraud and abuse or anti-kickback provisions (including 42 U.S.C. §§ 1395nn and 1396 and 42 U.S.C. § 1320a-7b); the Texas illegal remuneration statute, Texas Health & Safety Code § 161.091; the Texas Medical Practice Act, Texas Occupations Code, Title 3, Subtitle B; or the Texas Civil Medicaid Fraud Act, Texas Human Resources Code, Chapter 36.

8.21	Amendments and Counterparts. This Agreement and any amendments hereto shall be in writing and executed in multiple copies on behalf of Company and Physician. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

8.22	Adverse Governmental Decisions. If either party receives notice of an actual or threatened decision, finding, or action by a governmental agency or court that would have the effect of subjecting either party to civil or criminal prosecution, the parties shall meet to attempt to amend the Agreement to avoid the action or threatened action. If the parties, acting in good faith, are unable to meet the requirements of the agency or court in question by amending this Agreement within sixty (60) days after notice from one party to other requesting an amendment, either party may by notice terminate this Agreement immediately thereafter.

8.23	Mediation. Both parties agree, in good faith, to attempt to resolve any dispute which may arise under this Agreement by submitting such dispute for nonbinding mediation to the Dispute Resolution Center, Austin, Texas, or any other mutually agreeable mediator. This Section shall not prevent either party from electing to terminate this Agreement in accordance with its termination provisions.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by themselves or their duly authorized officer as of the day, month and year first above written.

WHITEGLOVE HOUSE CALL HEALTH, INC.		PHYSICIAN

By:	/s/ Robert Fabbio	/s/ Kurt Berneburg
Name:	Robert Fabbio	Kurt Berneburg, D.O.
Title:	CEO